Exhibit 5.1

VIA ELECTRONIC TRANSMISSION	June 20, 2023

INmune Bio, Inc.

225 NE Mizner Blvd., Suite 640

Boca Raton, FL 33432

Re:	Post-Effective Amendment No.1 to:

Registration Statement on Form S-8 No. 333-254577

Ladies and Gentlemen:

We refer to the above-captioned post-effective amendment to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), being filed by INmune Bio Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement, will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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